EXHIBIT 99(d)(2)

MASBC, INC.

INVESTMENT AGREEMENT

SEPTEMBER 19, 2002

i

7.2. Governing Law	8
7.3. Titles and Subtitles	8
7.4. Notices	8
7.5. Finder’s Fee	8
7.6. Expenses	8
7.7. Amendments and Waivers	8
7.8. Effect of Amendment or Waiver	9
7.9. Severability	9
7.10. Aggregation of Stock	9
7.11. Entire Agreement	9
7.12. Waiver of Conflicts	9
7.13. Counterparts	9
7.14. Facsimile Signatures	9

List of Schedules

SCHEDULE A        Schedule of Investors

ii

INVESTMENT AGREEMENT

THIS INVESTMENT AGREEMENT (this “Agreement”) is made on the 19th day of September, 2002, by and among MASBC, Inc., a Delaware corporation (the “Company”), and the investors listed on Schedule A hereto (each, an “Investor” and collectively, the “Investors”).

THE PARTIES TO THIS AGREEMENT HEREBY AGREE AS FOLLOWS:

1.    Purchase and Sale of Securities.

1.1.    Sale and Issuance of Securities.    Subject to the terms and conditions of this Agreement, each Investor agrees, severally, to purchase and the Company agrees to sell and issue to such Investor, that number of shares of the Company’s Common Stock, par value $0.001 (the “Shares”), or warrants to purchase shares of the Company’s Common Stock (the “Warrants” and collectively with the Shares, the “Securities”), set forth opposite each Investor’s name on Schedule A hereto for the purchase price set forth thereon.

1.2.    Closing.    The purchase and sale of the Shares shall take place at the offices of Brobeck, Phleger & Harrison LLP, 2000 University Avenue, East Palo Alto, California 94303, at 12:00 P.M., on or prior to September 27, 2002, or at such other time and place as the Company and Cash Investors (as defined below) acquiring in the aggregate more than half the Shares mutually agree upon orally or in writing (which time and place are designated as the “Initial Closing”). At the Initial Closing, (a) each Investor listed in Schedule A-1 (each a “Cash Investor”) shall deliver to the Company the purchase price for the Securities set forth across such Investor’s name on Schedule A-1 by delivery of a check or by wire transfer, and (b) the Company shall deliver to each Cash Investor a certificate representing the Shares and any Warrants that such Cash Investor is purchasing pursuant to Schedule A-1; provided, however, that each Investor listed in Schedule A-2 agrees, severally, to purchase and the Company agrees to sell and issue to such Investor, that number of the Securities set forth opposite such Investor’s name on Schedule A-2 hereto for the purchase price set forth thereon prior to the date of the closing of the Merger Agreement (as defined below).

1.3.    Subsequent Sales of Securities.    At any time before the closing of the transactions contemplated by the merger agreement, of even date herewith, by and among MASBC, Inc., MASBC Acquisition Corporation and Viador, Inc. (the “Merger Agreement”), the Company may sell up to the balance of the Shares and Warrants to all the other Investors set forth in Schedule A-3 and as may be approved by the Company, against payment by such Investor of the purchase price for such Securities by check, wire transfer, cancellation of indebtedness, Viador, Inc. securities (including warrants to purchase, or promissory notes convertible into, shares of Viador, Inc. capital stock) or any combination thereof. All such sales shall be made on the terms and conditions set forth in this Agreement, including, without limitation, the representations and warranties by such Investors as set forth in Section 3.

2.    Representations and Warranties of the Company.    The Company hereby represents and warrants to each Investor:

2.1.    Organization, Good Standing and Qualification.    The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to execute and deliver this Agreement.

2.2.    Authorization.    All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement, the performance of all obligations of the Company hereunder and thereunder at the Closing, and the authorization (or reservation for issuance), sale, issuance and delivery of the Securities being sold has been taken or will be taken prior to the Closing. This Agreement constitutes a valid and legally binding obligation of the Company, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

2.3.    Valid Issuance of Securities.    The Securities being purchased by the Investors hereunder, when issued, sold and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid and nonassessable and will be free of restrictions on transfer, other than restrictions on transfer under this Agreement and under applicable state and federal securities laws.

3.    Representations and Warranties of the Investors.    Each Investor hereby represents, warrants and covenants that:

3.1.    Authorization.    Such Investor has full power and authority to enter into this Agreement, and such agreement constitutes its valid and legally binding obligation, enforceable in accordance with its terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights and (b) as limited by general principles of equity that restrict the availability of equitable remedies.

3.2.    Purchase Entirely for Own Account.    This Agreement is made with such Investor in reliance upon such Investor’s representation to the Company, which by such Investor’s execution of this Agreement such Investor hereby confirms, that the Securities to be received by such Investor will be acquired for investment for such Investor’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that such Investor has no present intention of selling, granting any participation in or otherwise distributing the same. By executing this Agreement, such Investor further represents that such Investor does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Securities.

3.3.    Investment Experience.    Such Investor is an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Securities. If other than an individual, such Investor also represents it has not been organized for the purpose of acquiring the Securities.

3.4.    Accredited Investor.    Such Investor is an “accredited investor” within the meaning of Rule 501 of Regulation D of the Securities Act of 1933, as amended (the “Act”), as presently in effect.

3.5.    Restricted Securities.    Such Investor understands that the Securities it is purchasing are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such Securities may be resold without registration under the Act only in certain limited circumstances. In the absence of an effective registration statement covering the Securities or an available exemption from registration under the Act, the Securities must be held indefinitely. In this connection, such Investor represents that it is familiar with Rule 144 of the Act, as presently in effect (“Rule 144”), and understands the resale limitations imposed thereby and by the Act, including without limitation the Rule 144 condition that current information about the Company be available to the public. Such information is not now available and the Company has no present plans to make such information available.

3.6.    Further Limitations on Disposition.    Without in any way limiting the representations set forth above, such Investor further agrees not to make any disposition of all or any portion of the Securities unless and until the transferee has agreed in writing for the benefit of the Company to be bound by this Section 3, and:

(a)    There is then in effect a registration statement under the Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(b)    Such Investor shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and (ii) if requested by the Company, such Investor shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company that such disposition will not require registration of such shares under the Act. It is agreed that the Company will not require opinions of counsel for transactions made pursuant to Rule 144, except in unusual circumstances.

(c)    Notwithstanding the provisions of subsections (a) and (b) above, no such registration statement or opinion of counsel shall be necessary for (i) a transfer by an Investor that is a partnership to a partner of such partnership or a retired partner of such partnership who retires after the date hereof, (ii) a corporation transferring to a wholly-owned subsidiary or a parent corporation that owns all of the capital stock of the Investor, (iii) a limited liability company transferring to its members or former members in accordance with their interest in the limited liability company, or (iv) an individual transferring to the Investor’s family member or trust for the benefit of an individual Investor; provided that in each case the transferee will agree in writing to be subject to the terms of this Agreement to the same extent as if he were an original Investor hereunder.

3.7.    Legends.    It is understood that the certificates evidencing the Securities may bear one or all of the following legends:

  (a) “These securities have not been registered under the Securities Act of 1933, as amended. They may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to the securities under such Act or an opinion of counsel satisfactory to the Company that such registration is not required or unless sold pursuant to Rule 144 of such Act.”

  (b) Any legend required by the laws of the State of California, including any legend required by the California Department of Corporations and Sections 417 and 418 of the California Corporations Code.

3.8.    Tax Advisors.    Such Investor has reviewed with such Investor’s own tax advisors the federal, state and local tax consequences of this investment, where applicable, and the transactions contemplated by this Agreement. Each such Investor is relying solely on such advisors and not on any statements or representations of the Company or any of its agents and understands that each such Investor (and not the Company) shall be responsible for such Investor’s own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.

3.9.    Investor Counsel.    Such Investor acknowledges that such Investor has had the opportunity to review this Agreement, the exhibits and the schedules attached hereto and the transactions contemplated by this Agreement with such Investor’s own legal counsel. Each such Investor is relying solely on such Investor’s legal counsel and not on any statements or representations of the Company or any of the Company’s agents, including Brobeck, Phleger & Harrison LLP, for legal advice with respect to this investment or the transactions contemplated by this Agreement.

3.10.    Valid Ownership.    Such Investor owns any and all property or other consideration used to pay for the Securities, as listed in the attached Schedule A, free and clear of any encumbrances, liens or other restrictions. Such Investor can validly transfer the property as consideration to the Company for the Securities.

3.11.    Non-U.S. Purchasers.    If Investor is not a U.S. person (within the meaning of Rule 902 of Regulation S, as presently in effect, under the Act), such Investor hereby represents that such Investor (a) is acquiring the Shares in an offer not made to a person in the United States and at the time the offer is accepted the Investor is outside the United States (an “offshore transaction” within the meaning of Regulation S under the Securities Act), (b) is not acquiring such shares for the account or benefit of any U.S. person (as defined above) and (c) has complied with the laws of such Investor’s jurisdiction in connection with this Agreement and the transactions contemplated hereby, including (i) the legal requirements within such Investor’s jurisdiction for the exchange of the Shares, (ii) any foreign exchange restrictions applicable to such exchange, (iii) any governmental or other consents that may need to be obtained, and

(iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Shares. Investor acknowledges and agrees that the Company will be entitled to place appropriate legends on stock certificates representing the Shares, or impose stop transfer orders or otherwise refuse to register transfer of such shares unless any such transfers are made in accordance with this Agreement, Regulation S and the Act.

4.    California Commissioner of Corporations.

4.1.    Corporate Securities Law.    THE SALE OF THE SECURITIES THAT ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF SUCH SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION FOR SUCH SECURITIES PRIOR TO SUCH QUALIFICATION IS UNLAWFUL, UNLESS THE SALE OF SECURITIES IS EXEMPT FROM QUALIFICATION BY SECTION 25100, 25102 OR 25105 OF THE CALIFORNIA CORPORATIONS CODE. THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON SUCH QUALIFICATION BEING OBTAINED, UNLESS THE SALE IS SO EXEMPT.

5.    Right of First Refusal.

5.1.    Grant.    The Company is hereby granted a right of first refusal (the “First Refusal Right”), exercisable in connection with any proposed Transfer of any or all of the Shares. For purposes of this Section 5, the term “Transfer” will include any sale, assignment, pledge, encumbrance or other disposition for value of the Shares intended to be made by an Investor of such Shares but will exclude a transfer to the Investor’s limited partner, general partner, retired partner, parent, member or retired member, shareholder, subsidiary, affiliate, family member, family trust, or the estate of the Investor making such transfer, provided that the Investor obtains the Company’s prior written consent to such transfer and such transferee agrees to be bound by the terms of this Agreement.

5.2.    Notice of Intended Disposition.    In the event an Investor desires to accept a bona fide third-party offer involving the Transfer of any or all of the Shares (the shares subject to such offer, the “Target Shares”), such Investor (a “Selling Investor”) will promptly (i) deliver to the Secretary of the Company written notice (the “Disposition Notice”) of the terms and conditions of the offer, including without limitation a description of the Target Shares, the purchase price and the identity of the third party offeror, and (ii) provide satisfactory proof that the disposition of the Target Shares to such third party offeror would not be in contravention of the provision set forth in Section 3.5.

5.3.    Exercise of Right.    The Company (or its assignees) will, for a period of twenty-five (25) days following receipt of the Disposition Notice, have the right to repurchase any or all of the Target Shares specified in the Disposition Notice upon substantially the same terms and conditions specified in the Disposition Notice, or as near as may be. Such right will be exercisable by written notice (the “Exercise Notice”) to the Selling Investor of the Target Shares prior to the expiration of such twenty-five (25) day period. If such right is exercised with respect to all of the Target Shares specified in the Disposition Notice, then the Company (or its assignees) will effect the repurchase of the Target Shares, including payment of the purchase price, not more than five (5) business days after delivery of the Exercise Notice; and at such time such Selling Investor will deliver to the Company (or its assignees) the certificates representing the Target Shares to be repurchased, each certificate to be properly endorsed for transfer.

5.4.    Non-Exercise of Right.    In the event the Exercise Notice is not given to the Selling Investor within twenty-five (25) days following the date of the Company’s receipt of the Disposition Notice, the Selling Investor will have a period of thirty (30) days thereafter in which to sell or otherwise dispose of the Target Shares to the third party offeror identified in the Disposition Notice upon terms and conditions (including the purchase price) no more favorable to such third party offeror than those specified in the Disposition Notice; provided, however, that any such sale or disposition must not be effected in contravention of the provision of Section 3.5 of this Agreement. The acquired shares will remain subject to (i) the securities law restrictions, and (ii) the terms and conditions of this Agreement.

5.5.    Partial Exercise of Right.    In the event the Company (or its assignees) makes a timely exercise of the First Refusal Right with respect to a portion, but not all, of the Target Shares specified in the Disposition Notice, the Selling Investor will have the option, exercisable by written notice to the Company delivered within thirty (30) days after the date of the Disposition Notice, to effect the sale of the Target Shares pursuant to one of the following alternatives:

(a) a sale or other disposition of all the Target Shares to the third party offeror identified in the Disposition Notice, but in full compliance with the requirements of Section 5.4, as if the Company (or its assignees) did not exercise the First Refusal Right hereunder; or

(b) a sale to the Company (or its assignees) of the portion of the Target Shares that the Company (or its assignees) has elected to purchase, such sale to be effected in substantial conformity with the provisions of Section 5.3 and then has a 30-day right to sell the other shares to the third party offeror.

Any failure of the Selling Investor to deliver timely notification to the Company under this Section 5.5 will be deemed to be an election by the Selling Investor to sell the Target Shares in accordance with Section 5.5(a).

5.6.    Recapitalization.    In the event of any stock dividend, stock split, recapitalization or other transaction affecting the Company’s outstanding Common Stock as a class effected without receipt of consideration, any new, substituted, or additional securities or other property that is by reason of such transaction distributed with respect to the Shares will be immediately subject to the First Refusal Right, to the same extent the Shares are at such time covered by such right and provisions.

5.7.    Lapse.    The First Refusal Right under this Section 5 will remain in effect under all circumstances but will lapse and cease to have effect upon the earliest to occur of (i) the first date on which shares of the Company becomes subject to the reporting requirements of the Exchange Act, (ii) a determination is made by the Board that a public market exists for the outstanding shares of the Company’s Common Stock, or (iii) the closing of an underwritten public offering pursuant to a registration statement that has been declared effective under the Securities Act.

6.    Covenants of the Company and the Investors.

6.1.    Board Composition.

(a)    Board Size.    Each of the Investors shall vote all of his, her or its shares of capital stock to ensure that the size of the Company’s Board of Directors shall be set and remain at five (5) directors.

(b)    Election of Directors.    Each of the Investors shall vote all of their shares of capital stock to elect: (i) two (2) members of the Company’s Board of Directors nominated by Suma Ventures; and (ii) representatives of management of the Company for the remaining three (3) members of the Company’s Board of Directors, who initially shall be Zihan Wang, Song Jun and Stan X. Wang.

6.2.    Confidentiality.    The Company and each Investor agrees not to disclose any non-public information regarding the business, operations or financial condition of Viador, Inc., except that such Investor or the Company may disclose such information (i) to any partner, subsidiary or parent of such Investor for the purpose of evaluating its investment in the Company as long as such partner, subsidiary or parent is advised of the confidentiality provisions of this Section; or (ii) at such time as it enters the public domain through not fault of the Company or such Investor.

6.3.    Standstill.    The Company and each Investor agrees not to directly or indirectly sell, make any short sale of, loan, hypothecate, pledge, grant any option for the purchase of, otherwise dispose of or transfer for value, or otherwise agree to engage in any of the foregoing transactions with respect to any Viador, Inc. securities until January 16, 2002, other than pursuant to the terms of this Agreement.

6.4.    Purchase Price.    Adjustment In the event that the number of shares of common stock of Viador, Inc. converted into cash pursuant to the Merger Agreement is less than 17,000,000, then the Company shall pay Suma Ventures an amount equal to the difference between (a) the Total Purchase Price paid by Suma Ventures, as set forth in Schedule A-1, and (b) the product of (i) the number of shares of common stock of Viador, Inc. converted into cash pursuant to the Merger Agreement, multiplied by (ii) $0.075.

7.    Miscellaneous.

7.1.    Successors and Assigns.    Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

7.2.    Governing Law.    This Agreement shall be governed by and construed under the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California.

7.3.    Titles and Subtitles.    The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

7.4.    Notices.    All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified; (ii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid; (iii) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt or (iv) when sent by confirmed electronic mail, telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day. All communications shall be sent to the address as set forth on the signature page hereto (in the case of the Company, with a copy to Brobeck, Phleger & Harrison LLP, 2000 University Avenue, East Palo Alto, CA 94303, Attention: Curtis L. Mo) or at such other address as such party may designate by ten days advance written notice to the other parties hereto.

7.5.    Finder’s Fee.    Each party represents that it neither is nor will be obligated for any finders’ fee or commission in connection with this transaction. Each Investor agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finders’ fee (and the costs and expenses of defending against such liability or asserted liability) for which such Investor or any of its officers, partners, employees or representatives is responsible. The Company agrees to indemnify and hold harmless each Investor from any liability for any commission or compensation in the nature of a finders’ fee (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

7.6.    Expenses.    Irrespective of whether the Closing is effected, each of the Investors and the Company shall each bear its own costs and expenses that they incur with respect to the negotiation, execution, delivery and performance of this Agreement. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled, which shall include, without limitation, all fees, costs and expenses of appeals.

7.7.    Amendments and Waivers.    Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of a majority of the Shares. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any securities purchased under this Agreement at the time outstanding (including securities into which such securities are convertible), each future holder of all such securities and the Company.

7.8.    Effect of Amendment or Waiver.    Each Investor acknowledges that by the operation of Section 7.7 hereof the holders of a majority of the Shares will have the power to diminish or eliminate all rights of such Investor under this Agreement.

7.9.    Severability.    If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

7.10.    Aggregation of Stock.    All shares of the Common Stock held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

7.11.    Entire Agreement.    This Agreement and the documents referred to herein constitute the entire agreement among the parties and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein.

7.12.    Waiver of Conflicts.    Each party to this Agreement acknowledges that Brobeck, Phleger & Harrison LLP, counsel for the Company, has in the past and may continue to perform legal services for certain of the Investors in matters unrelated to the transactions described in this Agreement. Accordingly, each party to this Agreement hereby (i) acknowledges that they have had an opportunity to ask for information relevant to this disclosure, (ii) acknowledges that Brobeck, Phleger & Harrison LLP represented the Company in the transaction contemplated by this Agreement and has not represented any individual Investor or any individual stockholder or employee of the Company in connection with such transaction and (iii) gives its informed consent to the representation by Brobeck, Phleger & Harrison LLP of certain of the Investors in such unrelated matters and the representation by Brobeck, Phleger & Harrison LLP of the Company in connection with this Agreement and the transactions contemplated hereby.

7.13.    Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7.14.    Facsimile Signatures.    This Agreement may be executed and delivered by facsimile and upon such delivery the facsimile signature will be deemed to have the same effect as if the original signature had been delivered to the other party.

IN WITNESS WHEREOF, the parties have executed this Investment Agreement as of the date first above written.

MASBC, INC.

By:	/s/ HANLEY HOEY
Hanley Hoey Chief Executive Officer

Address:	701 Gateway Blvd., Suite 151 South San Francisco, CA 94080 Fax: (650) 635-1939

[Signature page to MASBC Investment Agreement]

IN WITNESS WHEREOF, the parties have executed this Investment Agreement as of the date first above written.

INVESTOR:

SUMA VENTURES LLC

By:	/s/ HANLEY HOEY
Hanley Hoey, Manager

Address:	701 Gateway Blvd., Suite 151 South San Francisco, CA 94080

[Signature page to MASBC Investment Agreement]

IN WITNESS WHEREOF, the parties have executed this Investment Agreement as of the date first above written.

INVESTOR:

HEUNGYEUNG YEUNG

By:	/s/ HEUNGYEUNG YEUNG

Address:

[Signature page to MASBC Investment Agreement]

IN WITNESS WHEREOF, the parties have executed this Investment Agreement as of the date first above written.

INVESTOR:

ZIHAN WANG

By:	/s/ ZIHAN WANG

Address:

[Signature page to MASBC Investment Agreement]

IN WITNESS WHEREOF, the parties have executed this Investment Agreement as of the date first above written.

INVESTOR:

MAGISON INVESTMENTS, LTD.

By:

Address:

[Signature page to MASBC Investment Agreement]

IN WITNESS WHEREOF, the parties have executed this Investment Agreement as of the date first above written.

INVESTOR:

STAN X. WANG

By:	/s/ STAN X. WANG

Address:

[Signature page to MASBC Investment Agreement]

SCHEDULE A-1

September             , 2002

Investor	Number of Shares of Common Stock	Purchase Price Per Share	Number of Shares of Common Stock for Warrant	Total Purchase Price	Consideration
Suma Ventures LLC	4,666,667	$0.075	915,033	$350,000.02	cash
TOTALS

SCHEDULE A-2

Investor	Number of Shares of Common Stock	Purchase Price Per Share	Number of Shares of Common Stock for Warrant	Total Purchase Price	Consideration
Suma Ventures LLC	12,333,333	$0.075	2,418,301	$925,000.00	cash
TOTALS

SCHEDULE A-3

Investor	Number of Shares of Common Stock	Purchase Price Per Share	Number of Shares of Common Stock for Warrant	Total Purchase Price	Consideration
Yeung Heung Yeung	22,266,785	$0.075		$1,670,008,	Viador securities
Yeung Heung Yeung			6,666,666		Viador warrants
Suma Ventures LLC	320,000	$0.075		$24,000.00	Viador securities
Zihan Wang	5,555,555	$0.075		$416,666.63	Viador securities
Magison Investments, Ltd.	3,703,703	$0.075		$277,777.73	Viador securities
Stan X. Wang
TOTALS